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                                                                     Exhibit 4.8

                                 THIRD AMENDMENT
                                     TO THE
                              LOMAK PETROLEUM, INC.
                    1994 OUTSIDE DIRECTORS STOCK OPTION PLAN

         I, Jeffery A. Bynum, hereby certify that I am the Secretary of Range Resources Corporation, formerly Lomak Petroleum, Inc., (the "Company") and that, as such, I am authorized to execute this amendment on behalf of the Company, and, DO HEREBY FURTHER CERTIFY THAT the following resolution was duly approved and adopted by the Board of Directors of the Company on June 1, 1999:

         RESOLVED, that the Lomak Petroleum, Inc. 1994 Outside Directors Stock Option Plan (the "Plan"), as previously amended, be further amended as follows, effective June 1, 1999:

         1. The Plan shall be renamed the "Range Resources Corporation 1994 Outside Directors Stock Option Plan" and all references to the name of the Plan shall be deemed to refer to the Plan as renamed herein.

         2. Section 3.(b) of the Plan shall be deleted in its entirety and the following substituted therefor:

         "(b) A Stock Option shall be exercisable during an Eligible Director's lifetime only by him or by his guardian or legal representative. Once vested, Stock Options may be exercised at the Exercise Price at any time during the period beginning one year after the Date of Grant and ending ten years after the Date of Grant, provided that 25% of the shares of Common Stock covered by any such Stock Option shall vest one year after such Date of Grant, an additional 25% of such shares shall vest two years after such Date of Grant, an additional 25% of such shares shall vest three years after such Date of Grant, and all remaining shares covered by such Stock Option shall vest four years after such Date of Grant, provided further that no Stock Option shall be exercisable until stockholder approval as described in Section 9 is obtained. Notwithstanding the foregoing, if an Eligible Director ceases to be a member of the Board for any reason, any outstanding Stock Options held by that Eligible Director may be exercised only in accordance with, and in the periods described in, Section 8(d)";

         and it is further

         RESOLVED, that the foregoing amendment of Section 3.(b) to the Plan shall be expressly subject to the Corporation obtaining any required shareholder approval thereof within twelve months of the date hereof. [Approved by Shareholders at May 24, 2000 Annual Meeting.]

June 1, 1999

                                                   /s/ Jeffery A. Bynum
                                                 -------------------------------
                                                          Jeffery A. Bynum
                                                          Corporate Secretary


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